Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
of Summit Materials, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-202669 and No. 333-210036) on Form S-8 and registration statement (No. 333-235820) on Form S-3 of Summit Materials, Inc. of our reports dated February 5, 2020, with respect to the consolidated balance sheets of Summit Materials, Inc. and subsidiaries as of December 28, 2019 and December 29, 2018, and the related consolidated statements of operations, comprehensive income, cash flows and changes in redeemable noncontrolling interest and stockholders’ equity for each of the fiscal years ended December 28, 2019, December 29, 2018, and December 30, 2017 and the related notes, and the effectiveness of internal control over financial reporting as of December 28, 2019, which reports appear in the December 28, 2019 annual report on Form 10-K of Summit Materials, Inc. Our report refers to the change in accounting for leases as of December 30, 2018 due to the adoption of the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Denver, Colorado
February 5, 2020